Contacts:
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
Alliance Data
214.494.3811
Shelley.whiddon@alliancedata.com

ALLIANCE DATA’S LOYALTYONE BUSINESS SIGNS MULTI-YEAR RENEWAL WITH LEADING CANADIAN GROCERY
RETAILER AND TOP-15 ALLIANCE DATA CLIENT

Agreement with Sobeys Inc. Secures High-Frequency Grocery and Drug Category for Loyalty
Program in Canada’s Atlantic Region and Québec

DALLAS, Texas (Jan. 20, 2011) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, announced that its Canadian coalition loyalty business has signed a multi-year contract renewal with Sobeys Inc. Under terms of the renewal, Sobeys Inc.’s retail brands – including Sobeys, Foodland and Lawtons Drugs in Atlantic Canada as well as IGA, IGA Extra, Les Marchés Tradition and Rachelle-Béry stores in the province of Québec – will all continue as participating sponsors in the Canadian AIR MILES® Reward Program. Sobeys Inc. is wholly-owned by Empire Company Limited (TSX: EMP. A), which posted revenue of CDN$15.5 billion in fiscal 2010.

A coalition program top-five sponsor, Sobeys, which owns or franchises more than 1,300 retail grocery stores located in every province of Canada, as well as Lawtons Drugs, first joined the AIR MILES Reward Program starting in 1999 with Sobeys’ IGA-branded locations in Québec. Over the years, many of Sobeys’ grocery and drug store brands across Québec and Atlantic Canada’s provinces have joined the AIR MILES Reward Program as sponsors including Lawtons Drug Stores which joined as a sponsor in 2004 and Foodland in 2009.

Atlantic Canada’s four provinces and Québec represent approximately 30 percent of Canada’s population.

The AIR MILES Reward Program is Canada’s premier coalition loyalty program, with approximately two-thirds of Canadian households actively collecting reward miles. AIR MILES collectors earn reward miles at more than 100 leading brand-name sponsors representing thousands of retail and service locations across Canada. AIR MILES reward miles can be redeemed for more than 1,200 different rewards, such as travel, movie passes, entertainment attractions, and electronic merchandise.

“Sobeys, through its grocery and drugstore brands in Atlantic Canada and Québec, represents both a strategic partner in the coalition and a growth-focused issuance anchor in these regions,” said Bryan Pearson, president of LoyaltyOne. “Working collaboratively with Sobeys, we are able to turn customer insight into action, specifically creating customer-centered offers that lead to increased basket size, repeat purchasing and increased issuance for Sobeys and its other brands. We’re proud of the relationship we’ve cultivated and are excited to renew this long-term partnership, which is indicative of the importance this program is to Sobeys’ broader loyalty and marketing strategy.”

About Sobeys Inc.

Sobeys Inc. is a leading national grocery retailer and food distributor headquartered in Stellarton, Nova Scotia. A wholly-owned subsidiary of Empire Company Limited (TSX:EMP.A), Sobeys owns or franchises more than 1,300 stores in all 10 provinces under retail banners that include Sobeys, IGA, Foodland, FreshCo, Price Chopper and Thrifty Foods, as well as Lawtons Drug Stores. Sobeys Inc. is committed to providing the most worthwhile experience for its customers, employees, franchisees, suppliers and shareholders. More information on Sobeys Inc. can be found at www.sobeyscorporate.com.

About Alliance Data

Alliance Data® (NYSE:  ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands.  Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies.  Headquartered in Dallas, Alliance Data employs approximately 7,400 associates at 50 locations worldwide.

 Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including the anticipated effects of the CARD Act and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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